Exhibit 23.2

Independent Auditor’s Consent

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GBC Bancorp, Inc. of our report dated January 29, 2002, regarding the consolidated financial statements of GBC Bancorp, Inc. and subsidiary and appearing in the Annual Report on Form 10-KSB of GBC Bancorp, Inc. for the year ended December 31, 2001.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
July 24, 2002